Exhibit 99.1

NASB Financial, Inc.

NEWS RELEASE

Contact:	Rhonda Nyhus
Vice President

NASB Financial, Inc.

12498 South 71 Highway

Grandview, MO 64030

Phone (816) 765-2200

FOR IMMEDIATE RELEASE:

NASB Financial, Inc. Announces Financial Results

Grandview, Missouri (February 7, 2014)—NASB Financial, Inc. (NASDAQ: NASB) announced today net income for the quarter ended December 31, 2013, of $1,999,000 or $0.25 per share. This compares to net income of $6,517,000 or $0.83 per share for the quarter ended September 30, 2013, and compares to net income of $8,317,000 or $1.06 per share for the quarter ended December 31, 2012.

Included in non-interest income for the three months ended December 31, 2013, are reductions of $1.7 million for non-cash accounting adjustments to record residential loans held for sale at fair value and to record the fair value of outstanding loan commitments in accordance with Generally Accepted Accounting Principles (“GAAP”). Specifically, GAAP requires the Bank to recognize the changes in fair value of commitments to fund loans to borrowers. This created a substantial adverse non-cash fair value adjustment in the December 2013 quarter because market interest rates increased after commitments were made to borrowers. Management expects to fund these commitments to borrowers and then receive sales proceeds from investors at already committed prices subsequent to the December 2013 quarter.

Included in the results of the quarter ended December 31, 2012, is a negative provision for loan losses of $4 million, which was necessary to reduce the Bank’s ALLL to a level consistent with the Bank’s ALLL methodology. During that quarter, various quantitative factors used in the ALLL methodology showed notable improvement, including a decrease in criticized assets, a decrease in the Bank’s level of non-performing assets, and declines in the Bank’s commercial real estate, construction and land development portfolios which have generally experienced higher loss rates. Qualitative factors also improved during that period, including renewed strength of the Kansas City area housing market, where all of the Bank’s construction and land development loans are concentrated.

Upon receipt of written non-objection from the Federal Reserve Bank, the Company’s Board of Directors declared a special cash dividend of $0.60 per share on December 20, 2013, payable on January 17, 2014, to shareholders of record as of January 3, 2014. The special dividend, which amounted to $4.7 million, was accrued within the December 2013 quarter. The Board intends to consider some level of quarterly cash dividend to the Company’s shareholders; however, while the Company is operating under a regulatory written agreement, each dividend distribution to shareholders must first receive prior written non-objection from regulators. The Company will not declare future distributions of capital until it receives written non-objection from regulators.

NASB Financial, Inc. is a unitary thrift holding company for North American Savings Bank, F.S.B. (“North American” or the “Bank”). As of December 31, 2013, the Bank’s tier 1 leverage ratio and total risk-based capital ratio were 16.8% and 24.0%, respectively.

North American operates six offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri. The Bank also has loan origination offices in Kansas City, Lee’s Summit, and Springfield, Missouri.

(Financial Highlights Schedule Attached)

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NASB Financial, Inc.

Financial Highlights

(Dollars in thousands, except per share data)

	Three Months Ended
	12/31/13	9/30/13	12/31/12
EARNINGS DATA:
Net interest income	$10,889	10,348	11,181
Provision for loan losses	—	—	(4,000)
Non-interest income	7,301	16,276	16,497
Non-interest expense	15,120	16,028	18,155
Income tax expense	1,071	4,079	5,206

Net income	$1,999	6,517	8,317

FINANCIAL CONDITION DATA:
Total assets	$1,181,290	1,144,155	1,252,524
Total loans and mortgage-backed and related securities	824,598	807,916	1,026,190
Customer and brokered deposit accounts	735,691	748,193	874,824
Stockholders’ equity	191,989	195,517	179,860
FINANCIAL RATIOS AND PER SHARE DATA:
Book value per share	$24.40	24.85	22.86
Earnings (loss) per share	0.25	0.83	1.06
Cash dividends paid per share	—	—	—
Return on assets (annualized net income divided by total average assets)	0.69%	2.28%	2.67%
Return on equity (annualized net income divided by average stockholders’ equity)	4.13%	13.50%	18.94%
Weighted average shares outstanding	7,867,614	7,867,614	7,867,614